DIANA ADAMS
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 8th day of April 2014 (the “Effective Date”), by and among Ambac Financial Group, Inc., a Delaware corporation (“Parent”), Ambac Assurance Corporation, a Wisconsin corporation (the “Company” and, along with Parent, the “Employer”, as applicable) and Diana Adams, an individual (the “Executive”).

WHEREAS, the Executive is currently employed as Chief Executive Officer and President of Parent and the Company;

WHEREAS, Parent, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions for the continued employment relationship of the Executive with the Employer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.    Employment Agreement. On the terms and conditions set forth in this Agreement, Parent and the Company agree to employ the Executive and the Executive agrees to continue to be employed by Parent and the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. The Executive shall be an employee of the Company.

2.    Term. The initial term of employment under this Agreement shall be for a period beginning on the Effective Date and ending on the first anniversary thereof, unless sooner terminated as hereinafter set forth; provided that, on such first anniversary of the Effective Date and on each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended upon the same terms and conditions (except for such terms and conditions that expire prior to any extension period), for successive periods of one year, unless the Employer or the Executive provides written notice of its intention not to extend the term of the Agreement at least 90 days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Term” or the “Employment Period.”

3.    Position and Duties.

(a)    Executive Positions. During the Employment Period, the Executive shall serve as Chief Executive Officer and President of Parent and the Company. In such capacities, the Executive shall report to the Parent’s Board of Directors (the “Parent Board”) and to the Company’s Board of Directors (the “Company Board”), as applicable. The Executive shall, at the Employer’s request, also serve in such other officer position(s) of any of the Company’s or Parent’s subsidiaries or affiliates, in each case without further compensation beyond that set forth in this Agreement and as a member of such management, executive and other committees as determined by the Parent Board or the Company Board from time to time. During the Employment Period, the Executive shall have the duties, responsibilities, powers and authority as shall be consistent with the Executive’s position and the organizational documents and Corporate Governance Guidelines of Parent and the Company, subject to any Delegation of Authority Policy of Parent or the Company. The Executive’s duties, responsibilities, powers and authority shall include, but not be limited to, employee management and relations, the assignment and prioritization of projects and related information requests, the retention of legal and financial advisors and related information requests and investment and regulatory relations, subject to any Delegation of Authority Policy of Parent or the Company. The appointment by the Parent Board of an executive director to provide strategic and tactical support to the Parent Board in coordination and consultation with the Executive shall not be deemed inconsistent with the Executive’s position and duties. The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Employer.

(b)    The Executive is a member of the Parent Board and the Company Board as of the Effective Date. Parent shall use its commercially reasonable best efforts to cause the Executive (i) to be nominated to serve for an additional term on the Parent Board at the expiration of her current Parent Board term (and each subsequent expiration of the Parent Board term thereafter for the remainder of the Employment Period), and (ii) to be appointed by the Parent Board to serve for an additional term on the Company Board at the expiration of her current Company Board term (and each subsequent expiration of the Company Board term thereafter for the remainder of the Employment Period); provided, however, the Executive agrees that if her employment as Chief Executive Officer and President terminates, she will resign from her positions on the Parent Board and the Company Board co-terminous with her termination unless otherwise mutually agreed with the Parent Board.

4.    Compensation and Benefits.

(a)    Base Salary. Commencing on the Effective Date, the Employer shall pay to the Executive a base salary at the rate of no less than $800,000 per calendar year (the “Base Salary”), less applicable deductions, and prorated for any partial year. The Base Salary shall be reviewed for increase by the Compensation Committees of Parent and the Company (the “Compensation Committees”) no less frequently than annually and may be increased in the discretion of the Compensation Committees. Any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures. The Executive’s Base Salary may not be decreased during the Employment Period.

(b)    Annual Bonus. For each calendar year that ends during the Employment Period, the Executive shall be eligible to receive an annual bonus pursuant to the Employer’s annual bonus plan for senior executives. The amount of any such annual bonus paid to the Executive during the Employment Period shall be determined by the Compensation Committees, in their discretion, and shall be based on the overall performance and business prospects of the

Employer and/or one or more Company Affiliates, the performance of the Executive and such other factors as determined by the Compensation Committees. Any annual bonus payable to the Executive hereunder shall be paid at the time bonuses are otherwise paid to other executive officers of Parent, but in any event, no later than March 15 of the calendar year following the year with respect to which such annual bonus is earned.

For purposes of this Agreement, “Company Affiliate” means any entity controlled by, in control of, or under common control with, the Company, including without limitation, Parent and its subsidiaries.

(c)    Long-Term Incentives. During the Employment Period, the Executive shall be eligible to participate in Parent’s Incentive Compensation Plan or any successor plan or additional plan of the Employer, subject to the terms of any such plan, as determined by the Compensation Committees, in their discretion.

(d)    Employee Benefits; Perquisites. During the Employment Period, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Employer, as in effect from time to time, that are generally made available to senior executives of the Employer. During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Employer, and to the extent such benefits or perquisites (or both) are generally made available to senior executives of the Employer. The Employer reserves the right to amend, modify or cancel any employee benefit plans, practices and programs, and any fringe benefits and perquisites, at any time and without the consent of the Executive.

(e)    Employer Compensation Plans. Except as otherwise provided herein, all compensation provided to the Executive pursuant to Section 4 shall be in accordance with the Employer’s and Company Affiliates’ compensation plans and policies.

(f)    Clawback/Recoupment. Any compensation paid to the Executive shall be subject to mandatory repayment by the Executive to the Company or Parent, as applicable, to the extent the Executive is, or in the future becomes, subject to (i) any “clawback” or recoupment policy that is applicable to all senior executives of Parent and the Company or that is adopted to comply with any applicable law, rule or regulation, or any other requirement, or (ii) any law, rule, requirement or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule, requirement or regulation.

5.    Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of her duties hereunder. The Employer shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Employer promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

6.    Termination of Employment.

(a)    Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i)    Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;

(ii)    By the Employer.

(A)    Disability. The Employer may terminate the Executive’s employment if the Executive shall have been unable, due to physical or mental incapacity, to substantially perform the Executive’s duties and responsibilities hereunder for 180 days out of any 365 day period or for 120 consecutive days (a “Disability”) (provided, that until such termination, the Executive shall continue to receive her compensation and benefits hereunder, reduced by any benefits payable to her under any Employer-provided disability insurance policy or plan applicable to her); or

(B)    Cause. The Employer may terminate the Executive’s employment for Cause or without Cause. If the Employer terminates the Executive’s employment without Cause, then the Employer shall provide written notice to the Executive at least twenty (20) days prior to the Date of Termination.

For purposes of this Agreement, “Cause” shall be limited to the following events: (i) the Executive’s gross negligence or willful misconduct in the performance of her duties, (ii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a misdemeanor involving moral turpitude that has a substantial adverse effect on the Executive’s qualifications or ability to perform her duties, or (iii) the Executive’s failure to perform lawfully assigned duties consistent with her position or to comply with the Employer’s written material policies, including the Employer’s Code of Business Conduct and any Delegation of Authority Policy of Parent or the Company. Termination of the Executive's employment shall not be deemed to be for Cause unless and until the Employer delivers to the Executive copies of resolutions duly adopted by the affirmative votes of not less than a majority of the Parent Board and the Company Board (after reasonable written notice is provided to the Executive and the Executive is given a reasonable opportunity, together with counsel, to be heard before both Boards), finding that the Executive has engaged in the conduct described in any of (i)-(iii) above. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have fourteen (14) days from the delivery of written notice by the Employer within which to cure any acts constituting Cause.

For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 6(a)(ii)(A), 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; (iii) if the Executive’s employment is terminated because either party provides notice of non-renewal pursuant to Section 2, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal; or (iv) if the Executive’s employment is terminated by the Employer pursuant to Section 6(a)(ii)(B) or by the Executive pursuant to Section 6(a)(iii), the date specified in the Notice of Termination. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)(“Section 409A”), references to Executive’s termination of employment (and corollary terms) with the Employer shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Employer.

(iii)    By the Executive. The Executive may terminate her employment for any reason (including Good Reason) or for no reason. If the Executive terminates her employment without Good Reason, then she shall provide written notice to the Employer at least fifteen (15) days prior to the Date of Termination for a termination occurring within six (6) months following the Effective Date and at least thirty (30) days prior to the Date of Termination for a termination occurring thereafter.

For purposes of this Agreement, “Good Reason” means (i) any diminution in the Executive’s title or reporting relationships; provided, however, that employees and officers may report to the Parent Board, the Company Board or a committee of either such Board, as applicable, from time to time, in the ordinary course of the performance of their duties; provided further, that, employees and officers shall exclusively report to the Parent Board, the Company Board or a committee of either such Board, as applicable, in the event that the applicable Board or committee determines that such reporting arrangement is necessary in order for such Board or committee to discharge its duties or perform any special functions, including, without limitation, leading, monitoring or overseeing an internal investigation, (ii) a substantial diminution in the Executive’s duties or responsibilities (other than solely as a result of a Change in Control (as defined below) of the Company or Parent), (iii) the requirement that the Executive report to other than the Parent Board and the Company Board, (iv) the requirement that any officer or employee of Parent or the Company (other than an administrative assistant or an executive director who is also an officer or employee of Parent or the Company) ultimately report to someone other than the Executive except as described in the proviso to clause (i) above, (v) a reduction in the Executive’s Base Salary, other than in connection with an across-the-board reduction applicable to all senior executives, (vi) the Executive’s total compensation ceases to be the highest total compensation among all individuals employed by Parent and the Company as of the Effective Date and any executive director of Parent or the Company, (vii) the relocation of the Executive’s principal place of employment by more than 35 miles, or (viii) a material decrease in the employee benefits made available to the Executive, in the aggregate, other than in connection with an across-the-board reduction applicable to all senior executives. In order to invoke a termination for Good Reason, the Executive must deliver a written notice of the grounds for such termination within 60 days of the initial existence of the event giving rise to Good Reason and the Employer shall have 45 days to cure the circumstances, except for circumstances which, by their nature, cannot reasonably be expected to be cured. In order to terminate her employment, if at all, for Good Reason, the Executive must terminate employment within 60 days of the end of the cure period if the circumstances giving rise to Good Reason have not been cured, or within

60 days of the date on which the Executive delivers a written notice of the grounds for such termination if the circumstances giving rise to such grounds, due to their nature, cannot reasonably be expected to be cured. The Executive acknowledges that, as of the Effective Date, no event that would constitute Good Reason has occurred.

(b)    Termination. Any termination of the Executive’s employment by the Employer or the Executive (other than because of the Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto in accordance with the requirements of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination. The Executive agrees, in the event of any dispute under Section 6(a)(ii)(A) as to whether a Disability exists, and if requested by the Employer, to submit to a physical examination by a licensed physician selected by mutual consent of the Employer and the Executive, the cost of such examination to be paid by the Employer. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent applicable) and any applicable state or local laws.

(c)    Resignation of All Other Positions. Upon termination of the Executive's employment for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of Parent, the Company or any Company Affiliates.

7.    Compensation Upon Termination.

(a)    Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Employer or the Executive’s legal representatives. Upon the Executive’s death, the Employer shall pay to the Executive’s legal representative or estate, as applicable, (i) the Executive’s Base Salary due through the Date of Termination, and (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination at the time such payments are due. The rights of the Executive’s legal representative or estate, as applicable, with respect to the Executive’s equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. Except as set forth herein, the Employer and Company Affiliates shall have no further obligation to the Executive or her legal representatives, estate or heirs upon her death under this Agreement. For purposes of this Agreement, “Accrued Benefits” means (i) any compensation deferred by the Executive prior to the Date of Termination and not paid by the Employer or otherwise specifically addressed by this Agreement; (ii) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Employer; (iii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 5; and (iv) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Employer.

(b)    Disability. If the Employer terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 6(a)(ii)(A), (A) the Employer shall pay to the Executive (i) the Executive’s Base Salary due through the Date of Termination, and (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination at the time such payments are due. The rights of the Executive with respect to the Executive’s equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. Except as set forth herein, the Employer and Company Affiliates shall have no further obligations to the Executive under this Agreement upon Executive’s termination due to Disability pursuant to Section 6(a)(ii)(A).

(c)    Termination by the Employer for Cause, by the Executive without Good Reason or due to the Non-Renewal of this Agreement by the Executive.

(i)    If, during the Employment Period, other than as set forth in Section 7(c)(ii), the Employer terminates the Executive’s employment for Cause pursuant to Section 6(a)(ii)(B), the Executive terminates her employment without Good Reason pursuant to Section 6(a)(iii) or the Executive’s employment is terminated due to the non-renewal of this Agreement by the Executive pursuant to Section 2, the Employer shall pay to the Executive the Executive’s Base Salary due through the Date of Termination and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Executive’s rights with respect to then vested or exercisable equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreements. Except as set forth herein, the Employer shall have no further obligations to the Executive under this Agreement upon such termination.

(ii)    Notwithstanding Section 7(c)(i), if, following the first six months of the Employment Period but prior to the first anniversary of the Effective Date, the Executive terminates her employment without Good Reason pursuant to Section 6(a)(iii), the Employer shall pay to the Executive (i) the Executive’s Base Salary due through the Date of Termination and (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due. The Executive shall also be entitled to receive, subject to her compliance with the restrictive covenants in Section 8 and her execution and non-revocation of the release described in Section 7(e), the following severance benefits (collectively, the “Partial Severance Benefits”): (1) a lump sum payment equal to the Executive’s Base Salary and (2) provided the Executive and her eligible dependents timely and properly elect to continue health care coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Executive and such eligible dependents shall be entitled to continue to participate in such basic medical and life insurance programs of the Employer as in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Employer, for twelve months or, if earlier, until the date the Executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive

COBRA continuation coverage. Subject to Section 7(g), the lump sum payment described in item (1) in the preceding sentence shall be made within 10 business days of the Release Effective Date (as defined below in Section 7(e)). The Executive’s rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreements.

(d)    Termination by the Employer without Cause, by the Executive with Good Reason or due to the Non-Renewal of this Agreement by the Employer.

(i)    If (A) during the Employment Period, other than as set forth in Section 7(d)(ii), the Employer terminates the Executive’s employment other than for Cause pursuant to Section 6(a)(ii)(B) or the Executive terminates her employment with Good Reason pursuant to Section 6(a)(iii), or (B) the Executive’s employment is terminated due to the non-renewal of this Agreement by the Employer pursuant to Section 2, the Employer shall pay to the Executive (i) the Executive’s Base Salary due through the Date of Termination and (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due. The Executive shall also be entitled to receive, subject to her compliance with the restrictive covenants in Section 8 and her execution and non-revocation of the release described in Section 7(e), the following severance benefits (collectively, the “Full Severance Benefits”): (1) a lump sum payment equal to the sum of (i) the Executive’s Base Salary and (ii) the amount of the last annual bonus paid to the Executive by the Employer (the “Last Annual Bonus”), (2) a lump sum payment equal to the product of (x) the Last Annual Bonus and (y) a fraction, the numerator of which is the number of days the Executive was employed by the Employer during the year of termination and the denominator of which is the number of days in such year, and (3) provided the Executive and her eligible dependents timely and properly elect to continue health care coverage under COBRA, the Executive and such eligible dependents shall be entitled to continue to participate in such basic medical and life insurance programs of the Employer as in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Employer, for twelve months or, if earlier, until the date the Executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage. Subject to Section 7(g), the lump sum payments described in items (1) and (2) in the preceding sentence shall be made within 10 business days of the Release Effective Date. The Executive’s rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreements.

(ii)    Notwithstanding Section 7(d)(i), if, during the Employment Period, the Employer terminates the Executive’s employment other than for Cause pursuant to Section 6(a)(ii)(B) or the Executive terminates her employment with Good Reason pursuant to Section 6(a)(iii), in each case within twelve (12) months following a Change in Control, the Employer shall pay to the Executive (i) the Executive’s Base Salary due through the Date of Termination, and (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due. The Executive shall also be entitled to receive, subject to her compliance with the restrictive covenants in Section 8 and her execution and non-revocation of the release described in Section 7(e), the following severance benefits (collectively, the “Change in Control Severance Payments”): (1) a lump sum payment equal to two (2) times the sum of (i) the Executive’s Base Salary and (ii) the amount of the Last Annual Bonus, (2) a lump sum payment equal to the product of (x) the Last Annual Bonus and (y) a fraction, the numerator of which is the number of days the Executive was employed by the Employer during the year of termination and the denominator of which is the number of days in such year, and (3) provided the Executive and her eligible dependents timely and properly elect to continue health care coverage under COBRA, the Executive and such eligible dependents shall be entitled to continue to participate in such basic medical and life insurance programs of the Employer as in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Employer, for twelve months or, if earlier, until the date the Executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage. Subject to Section 7(g), the lump sum payments described in items (1) and (2) in the preceding sentence shall be made within 10 business days of the Release Effective Date. The Executive’s rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreements.

For purposes of this Agreement, “Change in Control” means the occurrence of one or more of the following events, for either the Company or Parent: (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 13(d)(3) of the Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 30% of the Voting Stock of the Company or Parent; (ii) within any 24 month period the majority of the Company Board or Parent Board consists of individuals other than Incumbent Directors, which term means the members of the Company Board or Parent Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors of the applicable company shall be considered to be an Incumbent Director; (iii) the Company or Parent transfers all or substantially all of its assets or business (unless the shareholders of the applicable company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the applicable company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of, as applicable, the Company or Parent or the Company’s or Parent’s ultimate parent company if the Company or Parent is a subsidiary of another corporation); or (iv) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Company or Parent, as applicable, immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of, as applicable, the Company or Parent or the Company’s or Parent’s ultimate parent company if the Company or Parent is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company). For purposes of this Change in Control definition, the Company and Parent shall include any entity that succeeds to all or substantially all of the business of the Company or Parent and “Voting Stock” shall mean securities or ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

(e)    Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for termination by the Employer of the Executive’s employment without Cause under Section 6(a)(ii)(B) or by the Executive for Good Reason under Section 6(a)(iii) shall be extremely difficult or impossible to establish or prove, and agree that the Full Severance Payments, the Partial Severance Payments and the Change in Control Severance Payments, as applicable (the “Severance Payments”), shall constitute liquidated damages for any such termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of her employment and that, as a condition to receiving the Severance Payments, the Executive will execute a release of claims substantially in the form of the release attached hereto as Exhibit A. Within two business days of the Date of Termination, the Employer shall deliver to the Executive the release for the Executive to execute. The Executive will forfeit all rights to the Severance Payments unless, within 30 days of delivery of the release by the Employer to the Executive, the Executive executes and delivers the release to the Employer and such release has become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date”). The Employer and Company Affiliates shall have no obligation to provide the Severance Payments prior to the Release Effective Date. If the Executive fails to comply with her obligations under Section 8, the Executive shall, to the extent such amounts are paid, vested or distributed pursuant to Section 7 hereof, (i) forfeit outstanding equity awards, (ii) transfer the shares underlying any equity awards that were accelerated pursuant to the terms of the related plan or award agreements and settled in shares to Parent for no consideration and (iii) repay the after-tax amount of the Severance Payments and any equity awards that were accelerated pursuant to the terms of the related plan or award agreements and settled in cash or sold.

(f)    No Offset. In the event of termination of her employment, the Executive shall be under no obligation to seek other employment and, except as otherwise expressly provided herein, there shall be no offset against amounts due to her on account of any remuneration or benefits provided by any subsequent employment she may obtain. The Employer’s and Company Affiliates’ obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Employer or its affiliates may have against her for any reason.

(g)    Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Employer, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 7(g).

(i)    For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(ii)    The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(iii)    Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Employer from time to time), and (ii) the Employer makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Employer will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Employer shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Employer or to the extent that such benefits would otherwise have been provided by the Employer at no cost to the Executive, the Employer’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Employer in accordance with the procedures specified herein.

(iv)    (A) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

(v)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.

8.    Confidentiality, Non-Disclosure and Non-Competition Agreement. The Employer and the Executive acknowledge and agree that during the Executive’s employment with the Employer, the Executive will have access to and may assist in developing Employer Confidential Information and will occupy a position of trust and confidence with respect to the Employer’s affairs and business and the affairs and business of the Company Affiliates. For purposes of this Agreement, “Employer Confidential Information” means information known to the Executive to constitute confidential or proprietary information belonging to the Employer or Company Affiliates or other non-public information, confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending transaction between Employer or any Company Affiliate and an existing or pending client or customer or other person or entity, in each case, received by the Executive in the course of her employment by the Employer or in connection with her duties with the Employer. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Employer, information publicly available or generally known within the industry or trade in which the Employer operates and information or knowledge possessed by the Executive prior to her employment by the Employer, shall not be considered Employer Confidential Information. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Employer Confidential Information and to protect the Employer and Company Affiliates against harmful solicitation of employees and customers, harmful effects on operations and other actions by the Executive that would result in serious adverse consequences for the Employer and Company Affiliates:

(a)    Non-Disclosure. During and after the Executive’s employment with the Employer or Company Affiliates, the Executive will not knowingly, directly or indirectly through an intermediary, use, disclose or transfer any Employer Confidential Information other than as authorized in writing by the Employer or Company Affiliates, or otherwise, during such employment, is within the scope of the Executive’s duties with the Employer or Company Affiliates as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 8(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 8(a); (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive; or (v) as to information that the Executive possessed prior to the commencement of employment with the Employer. In the event the Executive is required or compelled by legal process to disclose any Employer Confidential Information, she will immediately inform the Employer so that the Employer may present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order.

(b)    Materials. The Executive will not remove, directly or indirectly through an intermediary, any Employer Confidential Information or any other property of the Employer or any Company Affiliate from the Employer’s or Company Affiliate’s premises or make copies of such materials except for normal and customary use in the Employer’s or the Company Affiliate’s business as determined reasonably and in good faith by the Executive. The Employer acknowledges that the Executive, in the ordinary course of her duties, routinely uses and stores Employer Confidential Information at home and other locations. The Executive will return to the Employer all Employer Confidential Information and copies thereof and all other property of the Employer or any Company Affiliate at any time upon the request of the Employer and in any event promptly after termination of Executive’s employment. The Executive agrees to attempt in good faith to identify and return to the Employer any copies of any Employer Confidential Information after the Executive ceases to be employed by the Employer. Anything to the contrary notwithstanding, nothing in this Section 8(b) shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to her compensation or relating to reimbursement of expenses, information that she reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to her employment.

(c)    No Solicitation or Hiring of Employees. During the period commencing on the Effective Date and ending twelve months after the earlier of the expiration of the Employment Period or the Executive's Date of Termination (the Non-Compete Period”), the Executive shall not, directly or indirectly through an intermediary, solicit, entice, persuade or induce any individual who is employed by the Employer or any Company Affiliate (or who was so employed within 180 days prior to the Executive’s action, other than any such individual whose employment was involuntarily terminated by the Employer or any Company Affiliate) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Employer or Company Affiliates, and the Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Employer agrees that (i) the Executive’s responding to an unsolicited request from any former employee of the Employer for advice on employment matters; and (ii) the Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Employer from such former employee, or from a third party, by providing a reference setting forth her personal views about such former employee, shall not be deemed a violation of this Section 8(c).

(d)    Non-Competition.

(i)    During the Non-Compete Period, the Executive shall not, directly or indirectly through an intermediary, (A) solicit or encourage any client or customer of the Employer or any Company Affiliate, or any person or entity who was a client or customer within 180 days prior to Executive’s action, to terminate, reduce or alter in a manner adverse to the Employer or any Company Affiliate any existing business arrangements with the Employer or any Company Affiliate or to transfer existing business from the Employer or any Company Affiliate to any other person or entity, or (B) be engaged by, or have a financial or any other interest in, any corporation, firm, partnership, proprietorship or other business entity or enterprise, whether as a principal, agent, employee, director, consultant, stockholder, partner or in any other capacity, which (x) competes with the Employer or any Company Affiliate, or competed with the Employer or any Company Affiliate during the Executive’s tenure with the Employer or (y) is a financial institution which currently has a material relationship with the Employer or any Company Affiliate and the Executive’s role with such financial institution could involve such institution’s relationship with the Employer or Company Affiliate or the Employer’s or Company Affiliate’s investments, or (C) own an interest in any entity described in subsection (B) immediately above; provided, however, that the Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as her direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity and does not otherwise violate any Employer or Company Affiliate policy applicable to the Executive. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, she will provide a copy of this Agreement to such entity, and such entity shall acknowledge to the Employer in writing that it has read this Agreement. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Employer and Company Affiliates, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Employer and equitable enforcement of the covenant would be proper.

(ii)    If the restrictions contained in Section 8(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 8(d)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(e)    Compliance with Employer’s Policies. The Executive agrees to observe and comply with the policies and rules of the Employer and Company Affiliates unless such compliance is inconsistent with the terms of this Agreement.

(f)    Non-Disparagement. The Executive shall not initiate, participate or engage in any communication whatsoever that could reasonably be interpreted as derogatory or disparaging to the Employer or any Company Affiliate, as applicable, including but not limited to the business, practices, policies, shareholders, partners, members, directors, managers, officers, employees, agents, advisors and attorneys of the Employer or any Company Affiliate. The senior executives and directors of the Employer shall not initiate, participate or engage in any communication whatsoever that could reasonably be interpreted as derogatory or disparaging to the Executive. The foregoing shall not be violated by truthful statements by the Executive or the senior executives or directors of the Employer in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(g)    Publicity. During the Employment Period, the Executive hereby grants to the Employer the right to use, in a reasonable and appropriate manner, the Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Employer or any Company Affiliate, and any documents or other matters to the extent legally required. If, in connection with the Executive’s termination of employment with the Employer, the Employer determines to issue a press release, the Employer agrees to consult with the Executive in good faith as to the wording of the press release.

(h)    Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Period may necessitate the Executive's cooperation in the future. Accordingly, during the twelve-month period following the termination of the Executive's employment for any reason, to the extent reasonably requested by Parent or the Company, the Executive shall cooperate with the Employer, the Company Affiliates and its or their counsel, in connection with matters arising out of or relating in any way to the Executive's service to the Employer and the Company Affiliates, including information requests relating to the business or affairs of the Employer, as well as any investigation, litigation, arbitration or other proceeding related to the business or affairs of the Employer; provided that, the Employer shall make reasonable efforts to minimize disruption of the Executive's other activities. The cooperation includes the Executive making herself available for reasonable periods of time upon reasonable notice to the Executive in any such litigation or investigation and providing testimony before or during such litigation or investigation. The Employer shall reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation.

(i) Enforcement. The Executive acknowledges that in the event of any breach of this Section 8, the business interests of the Employer and the Company Affiliates will be irreparably injured, the full extent of the damages to the Employer and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Employer and the Company Affiliates, and the Employer will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Employer may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Employer’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. The Executive further agrees that any breach of this Agreement by the Employer prior to the Date of Termination shall not release the Executive from compliance with her obligations under this Section 8, as long as the Employer fully complies with Sections 7 and 10. The Employer further agrees that any breach during the Employment Period of this Agreement by the Executive that does not result in the Executive being terminated for Cause shall not release the Employer from compliance with its obligations under this Agreement. Notwithstanding the foregoing two sentences, neither the Employer nor the Executive shall be precluded from pursuing judicial remedies as a result of any such breaches.

9.    Parachute Limitations. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with the Executive’s termination of employment), whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 9, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Employer (by the minimum possible amounts) that is consistent with the requirements of Section 409A of the Code until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis. All calculations and determinations under this Section 9 shall be made by an independent accounting firm or independent tax counsel appointed by the Employer (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Employer and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Employer and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 9. The Employer shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

10.    Indemnification. The Employer shall indemnify the Executive to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Employer’s certificate of incorporation and bylaws, subject to applicable law.

11.    Legal Fees Incurred in Negotiating the Agreement. The Employer shall pay or the Executive shall be reimbursed for the Executive's reasonable legal fees and costs incurred in connection with this Agreement up to a maximum of $15,000. Any payment required under this Section 11 shall be made within thirty (30) days following the Effective Date but in no event later than March 15 of the calendar year immediately following the Effective Date.

12.     Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, addressed as follows:

(i)    If to Parent or the Company, to both:

Ambac Financial Group, Inc.
One State Street Plaza
New York, New York 10004

Attn: General Counsel
and

Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004
Attn: General Counsel

(ii)    If to the Executive:

Diana Adams
Address last shown on the Employer's Records

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

13.     Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

14.    Effect on Other Agreements. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter
15.    Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 4(f), 7, 8, 9, 10, 12, 14, 16, 17, 18, 20, 21, 22 and 24 hereof and this Section 15 shall survive the termination of employment of the Executive. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

16.    Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder, (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor entity, and (iii) the rights and obligations of the Employer hereunder shall be assignable and delegable to Parent and/

or the Company. The Employer shall require any successor to the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

17.    Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives and permitted successors and assigns.

18.     Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

19.     Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

20.     Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

21.    Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration in the County of New York. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

22.     Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

23.     Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

24.    Withholding. The Employer may withhold from any benefit payment or any other payment or amount under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

AMBAC FINANCIAL GROUP, INC.

__/s/ Stephen M. Ksenak_____
Stephen M. Ksenak
Senior Managing Director and
General Counsel

AMBAC ASSURANCE CORPORATION

__/s/ Stephen M. Ksenak_____
Stephen M. Ksenak
Senior Managing Director and
General Counsel

EXECUTIVE

__/s/ Diana Adams_________
Diana Adams

EXHIBIT A

General Release of Claims

         Consistent with Section 7 of the Employment Agreement dated April 8, 2014 among me, Ambac Financial Group, Inc. and Ambac Assurance Corporation (the “Employment Agreement”) and in consideration for and contingent upon my receipt of the Accrued Benefits and the Severance Payments set forth in Section 7 of the Employment Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge Ambac Financial Group, Inc. and Ambac Assurance Corporation (together, “Ambac”) and their past, current and future affiliated entities, as well as their predecessors, successors, assigns, and their past, current and former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with my employment by Ambac, the Employment Agreement, the termination of my employment with Ambac, or any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release, except that I am not releasing any claims arising under Section 10 of the Employment Agreement, any other right to indemnification that I may otherwise have, or any claims arising after the date of my signing this General Release. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are released herein. I represent and warrant that I have not previously filed or joined in any such claims, demands or entitlements against Ambac or the other persons or entities released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorney’s fees incurred as a result of any such claims, demands or lawsuits.

This General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), wage orders, claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge of discrimination, or claim against Ambac or the persons or entities released herein.

Ambac and I acknowledge that different or additional facts may be discovered in addition to what we now know or believe to be true with respect to the matters released in this General Release, and we agree that this General Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.
Claims Excluded from this Release: However, notwithstanding the foregoing, nothing in this General Release shall be construed to waive any right that is not subject to waiver by private agreement, including, without limitation, any claims arising under state unemployment insurance or workers compensation laws.  I understand that rights or claims under the Age Discrimination in Employment Act that may arise after I execute this General Release are not waived. Likewise, nothing in this General Release shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, or any comparable state or local agency.  Notwithstanding the foregoing, I agree to waive my right to recover individual relief in any charge, complaint, or lawsuit filed by me or anyone on my behalf.
          I acknowledge that I have been given an opportunity of twenty-one (21) days to consider this General Release and that I have been encouraged by Ambac to discuss fully the terms of this General Release with legal counsel of my own choosing. Moreover, for a period of seven (7) days following my execution of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If I elect to revoke this General Release in whole or in part within this seven-day period, I must inform Ambac by delivering a written notice of revocation to Ambac’s General Counsel, One State Street Plaza, New York, New York 10004, no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety at the election of Ambac and Ambac shall be relieved of all obligations to make the Severance Payments described in Section 7 of the Employment Agreement. I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

_________________ Diana Adams	_______________ Date

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